Exhibit 10.1

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT is entered into and effective as of this 22nd day of February, 2001, among Equinox Holdings, Inc., a Delaware corporation (“Holdings”), Eclipse Development Corporation, a Delaware corporation (“Development”) and Paul Boardman (“Executive” and, together with Development and Holdings, the “Parties” and, each individually, a “Party”).

W I T N E S S E T H :

WHEREAS, Executive is the sole shareholder of Development and serves as the Managing Director of Development;

WHEREAS, Development is in the business of locating suitable properties for, and the design, construction and maintenance of, health and fitness clubs and spa facilities;

WHEREAS, Holdings is in the business of operating health and fitness clubs and spa facilities;

WHEREAS, Development and Holdings currently intend to enter into construction contracts (the “Construction Contracts”) which provide for the design and construction of health and fitness clubs and spa facilities and, notwithstanding the terms and conditions of such Construction Contracts, desire to govern their relationship on the terms and conditions set forth herein;

WHEREAS, Development has informed Executive, and Executive acknowledges and agrees that, Executive’s entering into this Agreement is a material inducement for Holdings agreeing to enter into such Construction Contracts; and

WHEREAS, Development will materially benefit from the Construction Contracts and, as the sole shareholder of Development, Executive will materially participate in Development’s benefit.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein including but not limited to Holdings entering into the Construction Contracts with Development and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.                          Engagement

Holdings hereby engages Development, and Development hereby agrees, to provide site acquisition, design, construction and maintenance services to Holdings commencing on the date hereof and continuing until the tenth anniversary of such date unless this Agreement is sooner terminated pursuant to Section 3 hereof.  Holdings shall use Development to provide some or all of the services outlined in Section 2 on at least one occasion.

Section 2.                          Services

Development hereby agrees during the term of this Agreement to assist, advise and consult with the management of Holdings in such manner and on such site acquisition, design, construction and maintenance matters, as may be reasonably requested from time to time by the management of Holdings, including but not limited to assistance, advice or consultation in:

(i)            the selection and acquisition of suitable property for health and fitness clubs and spa facilities for Holdings;

(ii)           the planning, design and construction of health and fitness clubs and spa facilities for Holdings;

(iii)          the maintenance and repair of existing and future health and fitness clubs and spa facilities for Holdings; and

(iv)          the renovation of existing health and fitness clubs and spa facilities for Holdings.

Section 3.                          Termination

(a)  Termination by Mutual Agreement.  Notwithstanding any of the provisions of this Agreement to the contrary, the Parties may terminate this Agreement by mutual consent upon 30 days prior written notice.

(b)  Termination by Holdings.  This Agreement may be terminated by Holdings with or without Cause.  A termination for “Cause” shall mean (i) any material breach by Executive or Development of any of their respective obligations hereunder or under any other written agreement or written covenant with Holdings or any of its subsidiaries; (ii) the failure of Executive or Development to substantially perform the duties specified in Section 2 hereof, (iii) the termination of Executive’s employment with Development for any reason, (iv) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, and (v) Executive’s or Development’s engaging in misconduct that has caused or is reasonably expected to result in injury to Holdings or any of its Affiliates, provided that if the basis for Holdings so terminating is described by clauses (i) or (ii) of the definition of Cause, Executive or Development, as the case may be, shall have been given prior written notice of any proposed termination for Cause, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination, and Executive or Development, as the case may be, shall not have corrected such circumstances, in a manner reasonably satisfactory to Holdings, within 10 business days of receipt of such written notice.

(c)  Termination by Executive or Development.  This Agreement may be terminated by Executive or Development with or without Good Reason.  A termination for “Good Reason” shall mean any material breach by Holdings of any of its obligations hereunder; provided that Holdings shall have been given prior written notice of any proposed termination for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination, and Holdings shall not have corrected such circumstances, in a manner reasonably satisfactory to Executive or Development, within 10 business days of receipt of such written notice.

(d)  Notice of Termination.  Any termination of this Agreement by Holdings pursuant to Section 4(b), or by Executive or Development pursuant to Section 4(c), shall be communicated by a written Notice of Termination addressed to the other Parties to this Agreement.  A “Notice of Termination” shall mean a notice stating that this Agreement has been or will be terminated, the effective date of such termination, the specific provisions of this Section 4 under which such termination is being effected, and which provides in reasonable detail the circumstances claimed to provide the basis for such termination.  Any termination of Executive’s employment with Development shall be communicated by Development by written notice to Holdings within two business days of the earlier of the date that (i) Executive provides notice (whether written or otherwise) to Development or (ii) Development provides notice (whether written or otherwise) to Executive, in each case, terminating Executive’s employment.  Executive shall provide written notice to Holdings within two business days of the date of any conviction, plea of guilty or nolo contendre, to a crime that constitutes a felony.

(e)  Date of Termination.  As used in this Agreement, the term “Date of Termination” shall mean the later of (A) the date of termination specified in the Notice of Termination, (B) the date any applicable correction period ends and (C) the expiration of any required notice period; provided that in the case of a termination of this Agreement by Holdings without Cause, or by Executive or Development without Good Reason such date is at least 90 days after the date on which Notice of Termination is given as contemplated by Section 7(e).

(f)  Payments Upon Certain Terminations.

(i)  In the event of a termination of this Agreement by Holdings without Cause, or by Executive or Development for Good Reason, Holdings shall pay to Development an amount equal to $195,000 as liquidated damages in respect of claims based on provisions of this Agreement, which shall be payable in lump sum as soon as reasonably practicable but in no event later than 10 business days following the Date of Termination.

(ii)  In the event of a termination of this Agreement by Holdings with Cause, or by Executive or Development without Good Reason and notwithstanding the provisions of any Construction Contract, Development shall pay to Holdings, an amount equal to the funds advanced by Holdings to Development which have not been applied against the expenses incurred by Development under the Construction Contracts, which shall be payable in lump sum as soon as reasonably practicable but in no event later than 10 business days following the Date of Termination.

(g)  Proof of Application.  During the term of this Agreement, Development shall provide to Holdings written notice of the application of funds advanced by Holdings to expenses incurred by Development under the Construction Contracts within three business days of such application of funds.

(h)  Survival of Provisions.  The provisions of this Agreement shall survive any termination of this Agreement except for the provisions of Section 1 and 2.

(i)  Works in Progress.  The termination of this Agreement by any of the Parties or by mutual agreement shall not terminate or release any Party from any other agreement or arrangement with any other Party.

Section 4.                          Restrictive Covenants

(a)  Unauthorized Disclosure.  From the date hereof and until the expiration of the five-year period following any termination of this Agreement, without the prior written consent of the Board of Directors (the “Holdings Board”) or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Development and Executive shall use their reasonable best efforts to consult with Holdings prior to responding to any such order or subpoena, and except as required in the performance of the services contemplated herein, Executive and Development, its employees, officers, directors and Affiliates shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Holdings Board, Holdings or any of its Affiliates or to the management of Holdings or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Holdings or any of its Affiliates or (b) that Holdings or any of its Affiliates may receive belonging to suppliers, vendors, customers or others who do business with Holdings or any of its Affiliates (collectively, “Confidential Information”) to any third person or otherwise use such Confidential Information (other than in connection with this Agreement or the Construction Contracts) unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Development’s breach of this Section 4(a)).

(b)  Non-Disparagement.  During the period commencing on the date hereof and ending eighteen months after the Date of Termination (the “Restriction Period”), Executive, Development and its other employees will not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way Holdings or any of its Affiliates, or any products or services offered by any of these, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to impair the goodwill of Holdings or any of its Affiliate, the reputation of Holdings’ products or the marketing of Holdings’ products except to the extent required by law and then only after consultation with Holdings to the extent possible, or in connection with any dispute between (I) Executive or Development, and (II) Holdings or any of its Affiliates.

(c)  Non-Competition.  Executive and Development covenant and agree that during the Restriction Period, they shall not, directly or indirectly, own any interest in, operate, join, control or participate as a stockholder, member, director, partner, principal, or agent of, act as a consultant to, or perform any services for any entity which has material operations which compete with services provided to Holdings in respect of Holdings’ health and fitness clubs and spa facilities under Section 2 hereof in any jurisdiction in which Holdings or any of its Affiliates has engaged Executive or Development, or in which Holdings or any of its Affiliates has documented plans to engage Executive or Development of which Executive or Development have knowledge at the Date of Termination.  This Section 4(c) shall not prevent Executive or Development from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

(d)  Non-Solicitation of Employees.  During the Restriction Period, Executive and Development shall not, directly or indirectly, for their own account or for the account of any other Person in any jurisdiction in which Holdings or any of its Affiliates has commenced or has made plans to commence operations at the time of the termination of this Agreement, (i) solicit for employment, employ or otherwise interfere with the relationship of Holdings or any of its Affiliates with any natural person throughout the world who, during the six-month period prior to such solicitation, employment, or interference, is or was employed by or otherwise engaged to perform services for Holdings or any of its Affiliates, other than any such solicitation or employment on behalf of Holdings or any of its Affiliates during the term of this Agreement, or (ii) induce any employee of Holdings or any of its Affiliates who is a member of management to engage in any activity which Executive and Development are prohibited from engaging in under any of paragraphs of this Section 4 or to terminate his or her employment with Holdings.

(e)  Non-Interference with Vendors and Customers.  During the Restriction Period, Executive and Development shall not, directly or indirectly, for their own account or for the account of any other Person, in any jurisdiction in which Holdings or any of its Affiliates has commenced or made plans to commence operations, interfere with the relationship of Holdings or any of its Affiliates or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of Holdings or any of its Affiliates with any Person throughout the world which, during the six-month period prior to any such interference is or was a vendor, supplier, customer, client or distributor of Holdings or any of its Affiliates.

(f)  Return of Documents.  In the event of the termination this Agreement for any reason, Executive and Development shall deliver to Holdings all of (a) the property of each of Holdings and any of its Affiliates and (b) the documents and data of any nature and in whatever medium of each of Holdings and any of its Affiliates.

Section 5.                          Injunctive Relief with Respect to Covenants; Certain Acknowledgments

(a)  Executive and Development acknowledge and agree that the covenants, obligations and agreements of Executive and Development contained in Section 4 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Holdings irreparable injury for which adequate remedies are not available at law.  Therefore, Executive and Development agree that Holdings shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive and Development from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies Holdings may have.  Executive and Development further acknowledge and agree that their entering into this Agreement was a material inducement to Holdings to enter into the Construction Contracts.

(b)  Executive and Development acknowledge and agree that Executive and Development have had and will have a prominent role in the expansion of the business, and the development of the goodwill, of Holdings and its Affiliates and will establish and develop relations and contacts with the principal customers and suppliers of Holdings and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive or Development to compete unfairly with, Holdings and its Affiliates and that (i) during the term of this Agreement, Executive and Development will obtain confidential and proprietary information and trade secrets concerning the business and operations of Holdings and any of its Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with Holdings and any of its Affiliates; (ii) the covenants and restrictions contained in Section 4 are intended to protect the legitimate interests of Holdings and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive and Development desire to be bound by such covenants and restrictions.

Section 6.                          Representations, Warranties and Covenants of Holdings

(a)  Holdings is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to transact business and is in good standing.

(b)  This Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement does not and will not:  (i) conflict with, result in the breach of, constitute a default, with or without notice and/or lapse of time, under, result in being declared void or voidable any provision of, or result in any right to terminate or cancel any contract, lease or agreement to which Holdings, officers or employees is bound;  or (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any applicable court, governmental authority or arbitrator.

Section 7.                          Representations, Warranties and Covenants of Development

(a)  Development is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to transact business and is in good standing.

(b)  This Agreement has been duly executed and delivered by Development and constitutes the legal, valid and binding obligation of Development, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement does not and will not:  (i) conflict with, result in the breach of, constitute a default, with or without notice and/or lapse of time, under, result in being declared void or voidable any provision of, or result in any right to terminate or cancel any contract, lease or agreement to which Development, officers or employees is bound;  or (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any applicable court, governmental authority or arbitrator.

Section 8.                          Entire Agreement

This Agreement and the agreements referenced to in the recitals hereto constitute the entire agreement among the Parties with respect to the subject matter hereof.  All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

Section 9.                          Independent Contractor Status

The Parties agree that Executive and Development shall perform services to Holdings as independent contractors, retaining control over and responsibility for their own operations and personnel.  None of Executive, Development or any of its employees or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of Holdings or any of its Affiliates nor shall any of them have authority to contract in the name of or bind Holdings or any of its Affiliates, except as expressly agreed to in writing by Holdings.

Section 10.           Miscellaneous

(a)  Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of Holdings, and its respective successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and Development, and their respective successors and permitted assigns.  This Agreement shall not be assignable by any Party without the prior written consent of the other Parties provided that, Holdings may effect such an assignment without prior written approval of Executive or Development upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)  Governing Law, etc.

(i)  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.  Each of the Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.  Each of the Parties hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  Each of the Parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(f) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)  Each of the Parties acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each of the Parties hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each of the Parties certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 12(b).

(c)  Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Holdings or a Person authorized thereby and is agreed to in writing by Executive and Development and, in the case of any such modification, waiver or discharge affecting the rights or obligations of Holdings, is approved by the Board or a Person authorized thereby.  No waiver by any of the Parties at any time of any breach by any other Party, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the Parties hereto or from any failure by any of the Parties hereto to assert their rights hereunder on any occasion or series of occasions.

(d)  Severability.  In the event the restrictive covenants contained in Section 4 are held by any court of competent jurisdiction or other duly constituted legal authority to be effective in any particular area or jurisdiction only if modified to limit their duration or scope, or to be void or otherwise unenforceable in any particular area or jurisdiction, then such provisions will be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other duly constituted legal authority (and all other terms shall remain in full force and effect), and as to all other areas and jurisdictions, such provisions (and all other terms) will remain in full force and effect as set forth in this Agreement.  Each of the Parties further agree that, in the event the enforceability of any of the provisions of this Agreement may depend on separate or additional compensation or payments to be paid therefore, that Holdings shall have the right to offer such compensation or payments so as to obtain enforceability as to such provisions.

(e)  Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A) If to Holdings, to it at:

Equinox Holdings, Inc.
895 Broadway
New York, NY 10003
Tel: (212) 677-0180
Fax: (212) 777-9510
Attention: Harvey J. Spevak

(B) if to Executive, to him at his residential address currently on file with Development;

(C) if to Development, to it at:

Eclipse Development Corporation
895 Broadway
New York, new York 10003
Tel: 212-674-8000
Attention: Paul Boardman

Copies of any notices or other communications given under this Agreement shall also be given to:

North Castle Partners, L.L.C.
60 Arch Street, Suite 1A
Greenwich, CT 06830
Tel: (203) 618-1700
Fax: (203) 618-1860
Attention: Adam Saltzman

and to:

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022
Tel: (212) 909-6000
Fax: (212) 909-6836
Attention: Franci J. Blassberg, Esq.

and to:

J.W. Childs Equity Partners II, L.P.
c/o J.W. Childs Associates L.P.
One Federal Street
Boston, Massachusetts 02110
Attention: Glenn A. Hopkins

and to:

Kaye, Scholer, Fierman, Hays and Handler LLP
425 Park Avenue
New York, New York 10022
Attention: Stephen C. Koval, Esq.

(f)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(g)  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(h)  Certain Definitions.

“Affiliate”:  with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”:  with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person”:  any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”:  with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

IN WITNESS WHEREOF, Holdings, Executive and Development have each duly executed this Agreement by their respective authorized representatives, in each case effective as of the date first above written.

EQUINOX HOLDINGS, INC.

By:	/s/ H. Spevak
Name: H. Spevak
Title: CEO

ECLIPSE DEVELOPMENT CORPORATION:

By:	/s/ Paul B. Boardman
Name: Paul B. Boardman
Title: Managing Director

EXECUTIVE:

/s/ Paul B. Boardman
Paul Boardman